Exhibit 10.17

Confidential – 04 October 2021

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made as of October 4, 2021 (“Effective Date”), by and between Novartis Pharma AG, a corporation organized under the laws of Switzerland, having a place of business at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”), and Verve Therapeutics, Inc., a corporation company organized and existing under the laws of Delaware and located at 500 Technology Square, Suite 901, Cambridge, MA 02139 USA (“Licensee”). Novartis and Licensee are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

Whereas, Novartis owns or controls the Licensed Patents (as defined below);

Whereas, Licensee wishes to obtain a non-exclusive license and right to practice the Licensed Patents in the Licensed Field (as defined below) for the development and commercialization of its own products; and

Whereas, Novartis wishes to grant such a license to Licensee for the consideration set forth herein.

Now therefore, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows.

1.
DEFINITIONS AND INTERPRETATION
1.1
Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

“AAA” has the meaning set forth in Section 11.5(b).

“Accounting Standards” means, with respect to Novartis, International Financial Reporting Standards (“IFRS”), and with respect to Licensee, US Generally Accepted Accounting Practices (“US GAAP”), in each case as generally and consistently applied throughout the Party’s organization.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of 50% or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or 50% or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

“Applicable Law” means any federal, state, local, or foreign law, statute or ordinance (including common law), or any rule, regulation, judgment, order, writ, or decree of or from any court or other Regulatory Authority having jurisdiction over or related to the subject item that may be in effect from time to time.

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“Auditor” has the meaning set forth in Section 5.4(b).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to be closed, as the case may be, in Basel Switzerland, or Cambridge, Massachusetts USA, as applicable.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30, and December 31.

“Calendar Year” means a period of twelve consecutive calendar months ending on December 31.

“Claims” means all Third Party demands, claims, actions, proceedings, and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs, and other reasonable expenses of any nature whatsoever.

“Commercialize” means to manufacture for commercial use, market, promote, distribute, import, export, offer to sell and/or sell one or more Product(s), as well as conducting all associated post-launch regulatory activities, including medical affairs oversight, and the term “Commercialization” means such commercialization activities relating to one or more Product(s).

“Develop” or “Development” means drug development activities, including, without limitation, manufacture of a Product for research and clinical trials, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of Regulatory Filings as necessary to obtain Regulatory Approval to market and/or sell a Product.

“Development Milestone” has the meaning set forth in Section 4.2.

“Development Milestone Payment” has the meaning set forth in Section 4.2.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

“First Commercial Sale” means, with respect to a Product, the first arm’s length sale to a Third Party for use or consumption of any such Product in a country.

“FPFD” means first patient, first dose.

“Gene editor payload” means a payload that can edit a gene including [**].

“IND” means an Investigational New Drug application in the US filed with the FDA or the corresponding application for the investigation of Products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

“Information” means all confidential and/or proprietary information and data of a financial, commercial, or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

“Insolvency Event” means:

(a) Licensee ceases to function as a going concern by suspending or discontinuing its business;

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(b) Licensee is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Licensee (except for involuntary bankruptcy proceedings that are dismissed within [**]);

(c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for Licensee; or

(d) Licensee makes any general assignment for the benefit of all of its creditors.

“Licensee Indemnitees” has the meaning set forth in Section 10.2.

“Licensed Field” means delivery of gene editor payloads for the prevention and treatment of [**]; provided, however, that the term “Licensed Field” excludes [**].

“Licensed Patents” means the Patent Rights identified in Exhibit A.

“Net Sales” means the [**].

“Novartis Indemnitees” has the meaning set forth in Section 10.1.

“Patent Right” means: (a) patent applications, including any provisional patent applications, in any country; (b) any patent application claiming priority from such patent application or provisional application, including all divisionals, continuations, substitutions, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility model, petty patent, design patent, and certificate of invention; (d) any re-examinations, reissues, additions, renewals, extensions, registrations, supplemental protection certificates of any of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Phase 2 Clinical Trial” means a clinical study of a Product in patients designed to establish the dosing range for such Product and the safety and efficacy of such Product, as further defined in 21 C.F.R. §312.21(b) (or the non-United States equivalent thereof).

“Phase 3 Clinical Trial” means a controlled clinical study of a Product in patients designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a filing for BLA approval in the US, or European Regulatory Approval, as further defined in 21 C.F.R. §312.21(c) (or the non-United States equivalent thereof).

“Product” means, on a country-by-country basis, any product, the manufacture, use, sale, importation, or offer for sale of which would infringe a Valid Claim of the Licensed Patents in the country in question (but for the license granted pursuant to this Agreement).

“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product in such country or jurisdiction.

“Regulatory Authority” means any governmental authority or agency responsible for authorizing or approving the marketing and/or sale of products in a jurisdiction (e.g., the United States FDA; the European Medicines Agency; the United Kingdom’s Medicines and Healthcare Products Regulatory Agency; the Japanese Ministry of Health, Labor and Welfare; the Chinese National Medical Products Administration, and corresponding national or regional regulatory agencies or organizations).

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“Regulatory Filing” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, and will include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. Regulatory Filings will include any IND, Clinical Trial Application, Biologics Licensing Application, Marketing Authorisation Application, or the corresponding application in any other country or group of countries.

“Royalty Term” means, on a country-by-country and Product-by-Product basis, the period commencing on the First Commercial Sale of such Product in such country until the latest of the expiration of the last to expire Valid Claim of the Licensed Patents that, but for the licenses granted in this Agreement, would be infringed by the manufacture, use, sale, offer for sale, or import of such Product in such country (or if the last such Valid Claim with respect to such Licensed Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim).

“Sales Milestone” has the meaning set forth in Section 4.3.

“Sales Milestone Payment” has the meaning set forth in Section 4.3.

“Sales & Royalty Report” means a written report or reports showing each of: (a) the gross sales of Product during the relevant Calendar Quarter; (b) the computations and deductions used to determine Net Sales from gross sales; (c) the royalties payable, in United States Dollars, which shall have accrued hereunder with respect to such Net Sales; and (d) to the extent applicable, any Sales Milestones that have been achieved.

“Senior Officer” means, for Novartis, [**], and for Licensee, [**].

“Sublicensee” has the meaning set forth in Section 2.2.

“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding in the nature of a tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a governmental authority.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“United States” or “US” means the United States of America, its territories and possessions.

“USD” or “US$” means the lawful currency of the United States.

“Valid Claim” means:

(a) claim of an issued and unexpired patent included within the Licensed Patents that:

(i) covers the manufacture, use, sale, importation, or offer for sale of a Product in the relevant jurisdiction;

(ii) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction; and

(iii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or

(b) a claim included in a patent application included within the Licensed Patents that:

(i) would cover manufacture, use, sale, importation, or offer for sale of the relevant Product in the relevant jurisdiction if such claim was to issue; and

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(ii) has not been cancelled, withdrawn, or abandoned, nor been pending for more than [**] from the first substantive office action with respect to such patent application in the relevant jurisdiction.

1.2
Interpretation. In this agreement unless otherwise specified:
(a)
“includes” and “including” shall mean respectively includes and including without limitation;
(b)
a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;
(c)
a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;
(d)
words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;
(e)
the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;
(f)
the headings in this Agreement are for information only and shall not be considered in the interpretation of this Agreement;
(g)
references to “days” means calendar days unless Business Days are specified;
(h)
general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and
(i)
the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.
2.
LICENSE
2.1
License Grant. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Licensee a worldwide, fee- and royalty-bearing, non-exclusive, sub-licensable (pursuant to Section 2.2) license under the Licensed Patents to research, Develop, make, have made, use, import, offer for sale, sell, have sold and otherwise Commercialize one or more Products, in all cases limited to the Licensed Field.
2.2
Sublicense Rights. Licensee may sublicense the rights granted to it by Novartis under this Agreement to its Affiliates and one or more Third Party contractors and/or bona fide Third Party collaborators (each, “Sublicensees”) solely the purpose of researching, Developing, making, having made, using, importing, offering for sale, selling, having sold, and otherwise Commercializing Products in the Licensed Field by or on behalf of Verve or in connection with the the divestment of a Product by Verve; provided, that for any sublicense to Third Parties:

[**]; and

Any sublicense granted by Verve to any rights licensed to it hereunder shall terminate immediately upon the termination of this Agreement, provided if (a) the license set forth in Section 2.1 is sublicensed in connection with a divestment of a Product by Verve; (b) such Sublicensee is not in material default of its obligations under this Agreement (including as if it were Licensee hereunder),

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then, upon written notice by such sublicensee, the relevant subliensee and Novartis will enter into a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Verve such that any payments previously made by Verve would be credited to the substituted Sublicensee.

2.3
Retained Rights. Except as otherwise expressly provided in this Agreement, Novartis retains all rights to the Licensed Patents, including the right to grant other non-exclusive licenses in the Licensed Field and both exclusive and non-exclusive licenses outside the Licensed Field. Novartis will retain the sole right to prepare, file, prosecute, maintain, and enforce the Licensed Patents in its sole discretion.
2.4
Expansion of Licensed Field. [**].
3.
DEVELOPMENT & Commercialization

The Development and Commercialization of any Product hereunder by Licensee shall be in Licensee’s sole discretion and expense; provided, however, that, in the course of such activities, Licensee shall have, and maintain at all times during the term of this Agreement, a governance policy that requires the Licensee to comply in all material aspects with applicable laws and regulations relating to the research, Development, and Commercialization of pharmaceutical products, as well as laws and regulations relating to health, safety, and the environment, fair labor practices, anti-corruption, and anti-bribery.

4.
FINANCIAL PROVISIONS
4.1
Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee shall make a one time, non-refundable, non-creditable upfront payment to Novartis of US$750,000. Payment will be made in accordance with Section 5.1(a).
4.2
Development Milestone Payments.
(a)
In further consideration of the licenses and rights granted to Licensee hereunder, upon the first achievement anywhere in the world of each of the following milestones (each a “Development Milestone”) set forth below for a Product by Licensee, its Affiliates, or its Sublicensees (as applicable) the corresponding payments (each, a “Development Milestone Payment”) will be due to Novartis. Payment will be made in accordance with Section 5.1(a).

	Development Milestone	Development Milestone Payment (in US Dollars)
1.	[**]	[**]
2.	[**]	[**]
3.	[**]	[**]
4.	[**]	[**]
5.	[**]	[**]
6.	[**]	[**]
7.	[**]	[**]

[**].

(b)
Each Development Milestone Payment will be deemed earned as of the first achievement of the corresponding Development Milestone, unless the Licensed Field is expanded as set forth in Section 2.4, in which it will be paid once for the original Licensed Field and once for the Proposed Additional Indication. Licensee will provide Novartis with written notice of the achievement of each Development Milestone within [**] after such Development Milestone is determined to have been achieved. If

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Development Milestone #[**] is skipped, Development Milestone #[**] will be deemed to be achieved when Development Milestone #[**] is achieved. If Development Milestone #[**] is skipped, Development Milestone #[**] will be deemed to be achieved when Development Milestone #[**] is achieved. If any of Development Milestones #[**] are skipped (and not otherwise deemed achieved as previously described), the relevant skipped milestones will be deemed to be achieved when any of Development Milestones #[**] are achieved.
(c)
Each Development Milestone Payment in the table above will be paid only once, regardless of the number of Products that achieve such Development Milestone, unless the Licensed Field is expanded as set forth in Section 2.4, in which it will be paid once for the original Licensed Field and once for the Proposed Additional Indication. The total potential Development Milestone Payments that may be paid under this Section 4.2 is USD$10,000,000, unless the Licensed Field is expanded as set forth in Section 2.4, in which case the total potential Development Milestone Payments that may be paid under this Section 4.2 is USD$[**].
4.3
Sales Milestones.
(a)
In further consideration of the licenses and rights granted to Licensee hereunder, Licensee will make each of the following one time payments (each, a “Sales Milestone Payment”) when worldwide annual Net Sales of all Products in a given Calendar Year by it, its Affiliates, or its sublicensees first meet the corresponding thresholds (each, a “Sales Milestone”).

	Aggregate Net Sales of Products in any Calendar Year during the Royalty Term (in US Dollars)	Sales Milestone Payment (in US Dollars)
1.	Annual Net Sales equal to or greater than USD$[**]	USD$[**]
2.	Annual Net Sales equal to or greater than USD$[**]	USD$[**]
3.	Annual Net Sales equal to or greater than USD$[**]	USD$[**]
(b)
Licensee will provide Novartis with written notice of the achievement of each Sales Milestone within [**] after such Sales Milestone is determined to have been achieved. Payment of each achieved Sales Milestone Payment will be made with the relevant royalty payment for the Calendar Quarter in which the Sales Milestone is first met, as set forth in Section 5.1(b).
(c)
Each Sales Milestone Payment will be deemed earned as of the first achievement of the corresponding Sales Milestone, even if multiple Sales Milestones are met in such Calendar Year. For example, if annual Net Sales of Products in the first Calendar Year of Net Sales equals USD$[**], then both Sales Milestone Payments #[**] and #[**] will be made.
(d)
Each Sales Milestone Payment in the table above will be paid only once for Products in the original Licensed Field and once for Products in the Proposed Additional Indication, regardless of the number of Products that achieve such Sales Milestone. The total potential Sales Milestone Payments that may be paid under this Section 4.3 is USD$35,000,000 unless the Licensed Field is expanded as set forth in Section 2.4, in which case the total potential Sales Milestone Payments that may be paid under this Section 4.3 is USD$[**].
4.4
Royalty Payments.
(a)
In further consideration of the licenses and rights granted to Licensee hereunder, each Calendar Quarter during the Royalty Term, Licensee will make royalty payments to Novartis on Net Sales of Products by Licensee, its Affiliates, and its or their sublicensees, at the rate of [**]%.

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(b)
Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in such country. Royalties will be payable only once with respect to the same unit of Product.
(c)
Within [**] after each Calendar Quarter during the Royalty Term following the First Commercial Sale, Licensee will provide to Novartis a Sales & Royalty Report, together with payment of the amount provided in this Section 4.4.
(d)
Following the expiration of the applicable Royalty Term for a Product in a country, Licensee’s licenses under this Agreement with respect to such Product in such country will continue in effect, but will become fully paid-up, royalty-free, transferable, perpetual, and irrevocable.
4.5
Anti-stacking.

If Licensee reasonably determines that, in order to avoid infringement or misappropriation of any Patent Right not licensed hereunder that covers a Product, and Licensee or any of its Affiliates or sublicensees acquires or licenses such rights from a Third Party and is required to pay a royalty to such Third Party, Licensee will have the right to deduct [**]% of the royalty payments actually paid by Licensee to such Third Party for such license from the royalty due to Novartis under Section 4.4; provided, however, that in no event will such reduction cause the royalty rate to be paid to Novartis to be less than [**]%.

5.
REPORTS AND PAYMENT TERMS
5.1
Payment Terms.
(a)
Payment for the upfront fee contemplated by Section 4.1 will be made within [**] after the Effective Date. Payment for the Development Milestone Payments contemplated by Section 4.2 will be made within [**] after the determination that the relevant Development Milestone has been achieved. Except as set forth in Section 5.1(b), payment terms for any other payment under this Agreement will be net [**].
(b)
Within [**] after each Calendar Quarter during the Royalty Term, Licensee will provide to Novartis a Sales & Royalty Report reflecting the relevant Calendar Quarter. Licensee shall pay such royalty amount and any associated Sales Milestone Payment within [**] after delivery of the relevant Sales & Royalty Report.
(c)
All payments from Licensee to Novartis shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by Novartis in writing to Licensee. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.
(d)
If the Licensee fails to pay any undisputed payment under this Agreement by the date when such payment is due, then, without limiting any other right or remedy of Novartis, such late payment shall be paid together with interest thereon at an annual rate (but with interest accruing on a daily basis) of [**]% plus the three-month USD-LIBOR rate (or if the [three]-month USD LIBOR rate is no longer available, its official successor or such other comparable interbank three-month borrowing rate) as quoted on Bloomberg (or if Bloomberg no longer exists, a similarly authoritative source), from the date on which such payment was originally due until the date of payment (provided, that, such rate shall not exceed the rate permissible under Applicable Law).
(e)
Currency. When conversion of payments from any foreign currency is required to be undertaken by Licensee, the US Dollar equivalent will be calculated using Licensee’s

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then-current standard exchange rate methodology as applied in its external reporting. If there is no standard exchange rate methodology applied by Licensee in its external reporting in accordance with Accounting Standards, then any amount in a currency other than US Dollars shall be converted to US Dollars using the exchange rate most recently quoted in the Wall Street Journal in New York as of the last Business Day of the applicable Calendar Quarter.
5.2
Taxes.
(a)
In the event payments under this Agreement are subject to withholding tax under applicable laws, including extra-territorial taxation, or if it is unclear whether the requirements of applicable laws, including extra-territorial taxation, are met, Licensee shall be authorized to deduct the withholding tax from the charges and shall pay all such withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e., full amount payable less withholding tax) is paid out to Novartis. Licensee shall provide to Novartis with proof of the withholding tax payment.
(b)
Novartis and Licensee shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by law, a treaty relief based on a tax treaty will only be taken into account if Novartis submits an exemption certificate requested by Licensee to Licensee in accordance with legal requirements on or prior to the time of the payment to Novartis. [Licensee shall not be required to obtain a legal or tax opinion regarding reduction or the amount of withholdings and shall not be liable to the extent it makes a withholding in amount directed or requested by Novartis.]
(c)
If no withholding tax deduction has been made on the payments under this Agreement , but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Novartis shall provide, at its own expense, all reasonable support to Licensee to obtain relief or reduction of withholding under the applicable laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information, and Novartis and Licensee will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld.
5.3
Records and Audit Rights.
(a)
Licensee will keep, and will cause its Affiliates and sublicensees to keep, complete, true, and accurate books and records in accordance with its Accounting Standards in relation to Net Sales and royalties payable to Novartis hereunder for a period of least [**] following the Calendar Quarter to which they pertain.
(b)
Novartis may, upon written notice to Licensee, appoint an internationally-recognized independent accounting firm, which must be reasonably acceptable to Licensee (the “Auditor”), to inspect the relevant reports, statements, records, or books of accounts (as applicable) of Licensee, its Affiliates, and its Sublicensees to verify the accuracy of any Sales & Royalty Report.
(c)
Before beginning its audit, the Auditor will execute an undertaking reasonably acceptable to Licensee by which the Auditor will keep confidential all Information reviewed during such audit. Licensee will, and will cause its Affiliates and sublicensees to make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Novartis. The records will be reviewed solely to verify the accuracy of the Sales & Royalty Reports. Such inspection right will not be

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exercised more than [**] and not more frequently than [**] with respect to records covering any specific period of time.
(d)
The Auditor will have the right to disclose to Novartis and Licensee its conclusions regarding any payment owed under this Agreement. The Auditor will provide its audit report and basis for any determination to Licensee at the same time such report is provided to Novartis and before it is considered final. Licensee will have the right to request a further determination by such Auditor as to matters which Licensee disputes within [**] following receipt of such report. Licensee will provide Novartis and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor will undertake to complete such further determination within [**] after the dispute notice is provided, which determination will be limited to the disputed matters. Following such determination, the Auditor will issue a final report to the Parties.
(e)
In the event that the final report of the Auditor reveals an underpayment or overpayment by Licensee, any undisputed underpaid or overpaid amount will be settled in accordance with Section 5.1(a). To the extent that either Party disputes the factual or legal findings of the of the Auditor, the Parties agree to submit any such disputes to binding arbitration in accordance with the dispute resolution provisions of Section 11.5, with the right of the prevailing Party as to each issue in dispute to receive its costs and attorney fees.
(f)
Novartis will pay for any such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any Calendar Quarter shown by such audit of more than [**]% of the amount paid, Licensee will pay for such audit.
5.4
Change of Accounting Standards. Each Party will promptly notify the other Party if it changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party may only use internationally recognized accounting principles (e.g., IFRS or US GAAP).
6.
CONFIDENTIALITY
6.1
Duty of Confidence. Subject to the other provisions of this Section 6, all Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Section 6, each Party will hold as confidential such Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information. Subject to the other provisions of this Section 6, a recipient Party may only disclose Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and Sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Information in a manner consistent with the confidentiality provisions of this Agreement.
6.2
Exceptions. The obligations under this Section 6 will not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
(a)
is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

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(b)
was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or any of its Affiliates;
(c)
is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or
(d)
is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Information disclosed by the disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Information will not be deemed to be within the public domain or in the possession of the recipient Party merely because the Information is embraced by more general information in the public domain or in the possession of the recipient Party. Further, any combination of Information will not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such Information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party. Information regarding the composition, manufacture, or other attributes of a Product and whether any such Product does or does not fall within the scope of any patent, patent application, or Patent Right shall be retained as Confidential Information and the disclosure thereof to the other Party shall not be a basis for challenging the confidential or privileged status of such information, including attorney-client and work product privileges that would otherwise be held by the disclosing Party as to the other Party or a third party.

6.3
Authorized Disclosures.
(a)
In addition to disclosures allowed under Section 6.1 and Section 6.2, either Party may disclose Information belonging to the other Party or its Affiliates to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement; (ii) in connection with Regulatory Filings for Products; (iii) prosecuting or defending litigation as permitted by this Agreement; (iv) complying with applicable court orders, governmental regulations, or the inquiries of Regulatory Authorities; (v) to Affiliates, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Section 6; or (vi) to one or more potential Third Party investors, acquirers, sublicensees/licensees, collaborators or legal or financial advisors in each case, that any such Third Party is bound by reasonable obligations of confidentiality and non-use.
(b)
If a Party is required to disclose Information of the other Party by law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that the disclosing Party (i) informs the other Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the request and expense of the other Party, assists in an attempt to object to, protect, or otherwise limit the required disclosure.
6.4
Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the US Securties and Exchange Commission or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation,

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neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC or any stock exchange or other governmental agency.
7.
TERM AND TERMINATION
7.1
Term. The term of this Agreement will commence upon the Effective Date and continue until the last Valid Claim of the Licensed Patents has expired, unless earlier terminated as permitted by this Agreement. Following expiration (and in the absence of earlier termination as between the Parties), Novartis shall continue to own all rights granted under this Agreement; provided, however, that, for the avoidance of doubt, Licensee’s licenses under this Agreement will continue in effect, but will become fully paid-up, royalty-free, transferable, perpetual, and irrevocable. Expiration of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration.
7.2
Termination for Cause; Insolvency.
(a)
If either Novartis or Licensee is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [**] after such notice, the non-breaching Party will have the right (but not the obligation) thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect. Any termination by any Party under this Section 7.2 and the effects of termination provided herein will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.
(b)
If an Insolvency Event occurs, (i) Licensee will give immediate (not longer than [**]) notice to Novartis of such occurrence; and (ii) Novartis will have the right to immediately terminate this Agreement by written notice to Licensee.
7.3
Termination by Licensee Without Cause. Licensee may terminate this Agreement without cause at any time after the Effective Date on 90 days’ prior written notice to Novartis.
8.
EFFECT OF TERMINATION
8.1
Termination. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination. Upon termination of this Agreement by either Party:
(a)
all licenses and other rights granted by Novartis to Licensee under the Licensed Patents will terminate; and
(b)
the provisions of Sections 4 (Financial Provisions), 5 (Reports and Payment Terms), 7 (Term and Termination), this Section 8 (Effect of Termination), Section 10 (Indemnification), and Section 11 (Miscellaneous) shall survive termination of this Agreement.
(c)
The provisions of Section 6 (Confidentiality) shall survive the termination or expiration of this Agreement for a period of [**].
8.2
Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.
9.
REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1
Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:
(a)
it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

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(b)
it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)
this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles and public policy constraints (including those pertaining to limitations and/or exclusions of liability, competition laws, penalties, and jurisdictional issues including conflicts of laws);
(d)
all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
(e)
the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents; (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law.
9.2
Representations and Warranties by Novartis. Novartis represents and warrants to Licensee as of the Effective Date that
(a)
Novartis owns or controls the Licensed Patents, and has the right to grant the licenses to such Licensed Patents purported to be granted herein;
(b)
the Licensed Patents includes all Patent Rights owned or controlled by Novartis that cover the lipid commonly referred to as [**], which for clarity is identified as [**]:

[**]

(c)
as described in [**];to Novartis’ knowledge, the Licensed Patents have been properly maintained and are not invalid or unenforceable, in whole or in part; and
(d)
Novartis has not entered into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement; and
(e)
Novartis will not, and will cause its Affiliates not to incur or permit to exist, with respect to the Licensed Patents, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with or would diminish, derogate from or otherwise conflict with the licenses and other rights granted to Verve under this Agreement.
9.3
No Other Warranties. Except as expressly provided in this Section 9, the Licensed Patents are licensed hereunder “as is”. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 9, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF NOVARTIS OR NOVARTIS; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

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10.
INDEMNIFICATION; LIABILITY
10.1
Indemnification by Licensee. Licensee will indemnify and hold Novartis, its Affiliates, and their respective officers, directors, and employees (“Novartis Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:
(a)
the breach of any of the obligations, covenants, warranties, or representations made by Licensee to Novartis under this Agreement; and/or
(b)
actions by Licensee, its Affiliates and sublicensees, and their respective employees, agents and subcontractors, in connection with the Development or Commercialization of the Products, including all product liability claims (whether arising during Development or Commercialization) relating to any Product (whether pursuant to design defect, manufacturing defect, failure to notify, or otherwise) that is researched, Developed, or Commercialized by Licensee, its Affiliates, or its Sublicensees;

provided, however, that Licensee will not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees for any Claims for which Novartis has an obligation to indemnify Licensee Indemnitees pursuant to Section 10.2 or to the extent that such Claims arise from the breach, negligence, or willful misconduct of Novartis or the Novartis Indemnitees.

10.2
Indemnification by Novartis. Novartis will indemnify and hold Licensee, its Affiliates, and their respective officers, directors and employees (“Licensee Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from the breach of any of the obligations, covenants, warranties, or representations made by Novartis to Licensee under this Agreement; provided, however, that Novartis will not be obliged to so indemnify, defend, or hold harmless Licensee Indemnitees for any Claims for which Licensee has an obligation to indemnify Novartis Indemnitees pursuant to Section 10.1 or to the extent that such Claims arise from the breach, negligence, or willful misconduct of Licensee or Licensee Indemnitees.
10.3
Indemnification Procedure.
(a)
All indemnification claims in respect of a Licensee Indemnitee or Novartis Indemnitee will be made solely by Licensee or Novartis, respectively.
(b)
A Party seeking indemnification pursuant to Section 10.1 or Section 10.2 (“Indemnified Party”) will notify the other Party (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Indemnification Claim Notice”), but the failure or delay to so notify the Indemnifying Party will not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice will contain a description of the claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the request of the Indemnifying Party, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all correspondence, communications and official documents (including court documents) received or sent in respect of such Claim.
(c)
Subject to the provisions of Sections 10.3(d) and Section 10.3(e), the Indemnifying Party will have the right, upon written notice given to the Indemnified Party within [**] after receipt of the Indemnification Claim Notice, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 10.3(d) below will govern. The assumption of the defense of a Claim by the Indemnifying Party will not be construed as acknowledgement that the Indemnifying Party is liable to indemnify any indemnitee in respect of the Claim, nor will it constitute

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a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. If it is ultimately decided that the Indemnifying Party is not obligated to indemnify or hold an Indemnitee harmless from and against the Claim, the Indemnified Party will reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any losses incurred by the Indemnifying Party in its defense of the Claim. If the Indemnifying Party does not give written notice to the Indemnified Party within [**] after receipt of the Indemnification Claim Notice of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of Section 10.3(e) below will govern.
(d)
Upon assumption of the defense of a Claim by the Indemnifying Party: (i) the Indemnifying Party will have the right to and will assume sole control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably selected by the Indemnifying Party; (iii) the Indemnifying Party will keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party will have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it will not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder or which admits any wrongdoing or responsibility for the claim on behalf of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and will be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense. In particular, the Indemnified Party will furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided.
(e)
If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in Section 10.3(c) or fails to conduct the defense and handling of any Claim in good faith after having assumed such, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party will keep the Indemnifying Party timely apprised of the status of such Claim and will not settle such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnified Party defends or handles such Claim, the Indemnifying Party will cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and will be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
10.4
Mitigation of Loss. Each Indemnified Party will take and will cause its Affiliates to take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Section 10. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.
10.5
Limitation of Liability. NO PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR

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OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS SECTION 10.
10.6
No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.
10.7
Publicity.
(a)
Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party in each instance (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained.
(b)
Each Party shall not issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party.
11.
Miscellaneous
11.1
Assignment. No Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that either Party may (a) assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates; or (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates. Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assigns.
11.2
Extension to Affiliates. Each Party will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Licensee. Each Party will remain primarily liable for any acts or omissions of its Affiliates.
11.3
Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement will be construed as if such provision were not contained herein and the remainder of this Agreement will be in full force and effect, and the Parties will use their commercially reasonable efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
11.4
Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the State of New York, USA, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) will not apply to the interpretation of this Agreement.
11.5
Dispute Resolution.
(a)
In the event of a dispute under this Agreement, the Parties will attempt to resolve the matter through informal discussion and negotiation. If the Parties are unable to resolve such dispute within [**] of the commencement of the the dispute, either Party may require that the Parties forward the matter to the Senior Officers (or designees with similar authority to resolve such dispute), who will attempt in good faith to resolve such

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dispute. If the Senior Officers cannot resolve such dispute within [**] of the matter being referred to them, either Party will be free to initiate the arbitration proceeding outlined in Section 11.5(b) to resolve the matter.
(b)
Subject to Section 11.5(c), any unresolved disputes between the Parties relating to, arising out of, or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, will be resolved by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party. Arbitration will be held in Boston, Massachusetts, USA, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration will be conducted by a panel of three arbitrators appointed in accordance with AAA rules; provided that each Party will within [**] after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators will together, within [**], select a third arbitrator as the chair of the arbitration panel, and each arbitrator will have significant experience in the pharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within such [**] period, the third arbitrator will be appointed in accordance with AAA rules. The arbitrators will render their opinion within [**] of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) will have the power to award punitive damages or to award costs and expenses of the proceeding or reasonable attorney’s fees to any Party under this Agreement and such award is expressly prohibited. Decisions of the panel of arbitrators will be final and binding on the Parties. Judgment on the award so rendered may be entered in any court of competent jurisdiction.
(c)
Notwithstanding Section 11.5(b), any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Right covering the manufacture, use, sale, offer for sale, or import of any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent Right was granted or arose.
11.6
Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
11.7
Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Licensee, or to constitute one as the agent of the other. Moreover, each Party will not construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give any Party the power or authority to act for, bind, or commit the other.
11.8
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); or (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to Licensee:

Verve Therapeutics, Inc.

500 Technology Square, Suite 901,

Cambridge, MA 02139 USA

Attn: Legal

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with contemporaneous email copies to: [**]

If to Novartis:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

with a required copy to:

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

And by email to: [**]

11.9
Further Assurances. Licensee and Novartis will execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
11.10
Compliance with Law. Each Party will perform its obligations under this Agreement in accordance with all Applicable Laws. No Party will, or will be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.
11.11
No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).
11.12
Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution, and delivery of this Agreement.
11.13
Entire Agreement. This Agreement, together with its Exhibits and schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. In the event of any conflict between a substantive provision of this Agreement and any Exhibit or schedule hereto, the substantive provisions of this Agreement will prevail.
11.14
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission, DocuSign, or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures.
11.15
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

[Signature Page Follows]

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License Agreement - Signature Page

In witness whereof, the Parties, intending to be bound, have caused this Agreement to be executed by their duly authorized representatives.

NOVARTIS PHARMA AG	Verve Therapeutics, Inc.
By: /s/ Simone Pfirter	By: /s/ Andrew Ashe
Name: Simone Pfirter	Name: Andrew Ashe
Title: Head NIBR General Legal Europe	Title: President & COO

By: /s/ Petra Grohmann
Name: Petra Grohmann
Title: Authorized Signatory

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FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment having an effective date of June 15, 2022 (the “First Amendment Effective Date”) is made by and between Novartis Pharma AG, located at Lichtstrasse 35, CH- 4056 Basel, Switzerland, (“Novartis”), and Verve Therapeutics, Inc., having a principal office at

500 Technology Square, Suite 901, Cambridge, MA 02139 (“Licensee”) (each a “Party”, collectively the “Parties”).

WHEREAS, the Parties entered into a License Agreement dated October 4, 2021 (the “Agreement”).

WHEREAS, the Parties desire to amend the Agreement to add up to three additional licensed fields to the scope of the non-exclusive license granted under the Agreement.

The Parties agree to the following:

1.
The definition of “Licensed Field” in the Agreement is hereby deleted in its entirety and replaced with the following:

““Licensed Field” means delivery of gene editor payloads for the prevention and treatment of [**].”

2.
The following definitions are hereby added to Section 1.1 of the Agreement:

“Added Fields” means [**], subject to provisions of Section 2.6 of the Agreement.

“CRO” has the meaning set forth in Section 9.1(f).

“Divestment” means, with respect to any Product researched, Developed or Commercialized by Licensee under this Agreement, the transfer to one or more Third Parties (including by license, sublicense, assignment or sale) of rights to Develop or Commercialize such Product, independently or in collaboration with Licensee.

“LNP” means lipid nanoparticle.

“Proposed Additional Field” has the meaning set forth in Section 2.5.

3.
Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

1

“2.2 Sublicense Rights. Licensee may sublicense (through multiple tiers) the rights granted to it by Novartis under this Agreement to its Affiliates and one or more Third Party contractors and/or bona fide Third Party collaborators or licensees (each, “Sublicensees”) solely for the purpose of researching, Developing, making, having made, using, importing, offering for sale, selling, having sold, and otherwise Commercializing Products in the Licensed Field by or on behalf of Licensee or in connection with the Divestment of a Product by Licensee; provided, that for any sublicense to Third Parties:

[**]; and

Any sublicense granted by Licensee to any rights licensed to it hereunder shall terminate immediately upon the termination of this Agreement, provided if (a) the license set forth in Section 2.1 is sublicensed in connection with a Divestment of a Product by Licensee; and (b) such Sublicensee is not in material default of its obligations under this Agreement (including as if it were Licensee hereunder), then, upon written notice by such Sublicensee, the relevant Sublicensee and Novartis will enter into a license agreement substantially similar to this Agreement with respect to the rights sublicensed hereunder, substituting such Sublicensee for Licensee such that any payments previously made by Licensee would be credited to the substituted Sublicensee.”

4.
The following Section 2.5 is hereby added to the Agreement:

“2.5 Proposed Additional Field.

[**].

5.
The following Section 2.6 is hereby added to the Agreement:

“2.6 Changes to Added Fields.

[**].”

6.
The following Section 4.1(b) is hereby added to the Agreement:

“(b) Payment for Added Fields and Proposed Additional Field. In consideration of the addition of the Added Fields and the option to add the Proposed Additional Field to the license granted hereunder, Licensee shall make a one-time, non- refundable, non-creditable upfront payment to Novartis of US$2,750,000.

Payment will be made within [**] after the First Amendment Effective Date and otherwise in accordance with Section 5.1.”

7.
The first sentence of Section 4.2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

2

“Each Development Milestone Payment will be deemed earned as of the first achievement of the corresponding Development Milestone. Each Development Milestone Payment will be paid once for the original Licensed Field, once for each of the two Added Fields, once for the Proposed Additional Indication if the Licensed Field is expanded as set forth in Section 2.4, and once for the Proposed Additional Field if the Licensed Field is expanded as set forth in Section 2.5.”

8.
Section 4.2(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Each Development Milestone Payment in the table above will be paid once for the original Licensed Field, once for each of the two Added Fields, once for the Proposed Additional Indication if the Licensed Field is expanded as set forth in Section 2.4, and once for the Proposed Additional Field if the Licensed Field is expanded as set forth in Section 2.5. The total potential Development Milestone Payments that may be paid under this Section 4.2 is USD$10,000,000 per field or up to five times (USD$50,000,000) in total [**].

9.
Section 4.3(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(d) The total potential Sales Milestone Payments that may be paid under this Section

4.3 is USD$35,000,000 unless the Licensed Field is expanded as set forth in Sections 2.4 or 2.5, in which case the total potential Sales Milestone Payments that may be paid under this Section 4.3 is USD$[**].

10.
The following Section 9.1(f) is hereby added to the Agreement:

“(f) it will not interfere with or enter into any agreement that limits the other Party’s ability to engage with a contract research organization, contract development organization, or contract manufacturing organization (collectively, “CRO(s)”) to provide services relating to LNPs and the intellectual property that is licensed pursuant to the Agreement. If requested, each Party will provide written confirmation of such agreement to the other Party and the relevant CRO. For the avoidance of doubt, this provision will not authorize either Party to use the other Party’s intellectual property in connection with such activities, except as expressly provided in this Agreement.”

11.
Exhibit A (Licensed Patents) of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached hereto.

12.
This First Amendment is incorporated in its entirety into the Agreement. All other terms of the Agreement shall remain unchanged and continue in full force and effect.

3

[Signature page follows.]

4

IN WITNESS HEREOF, the Parties have executed this First Amendment as of the First Amendment Effective Date set forth above.

Verve Therapeutics, Inc.	Novartis Pharma AG

By: /s/ Sekar Kathiresan	By: /s/ Simone Pfirter
Name: Sekar Kathiresan	Name: Simone Pfirter
Title: CEO	Title: Head NIBR General Legal Europe
Date: 6/22/2022	Date: 22-Jun-22 | 2:51:35 PM GMT

/s/ Allison Dorval	By: /s/ Petra Grohmann-Moesching
Allison Dorval	Name: Petra Grohmann-Moesching
CFO	Title: Head Finance NIBR Europe
6/17/2022	Date: 22-Jun-22 | 2:02:12 PM GM